Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF CHINA HOLDINGS ACQUISITION CORP.

CHINA HOLDINGS ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

     FIRST: The name of the Corporation is China Holdings Acquisition Corp.

     SECOND: The registered office of the Corporation is located at 615 South DuPont Highway, in the City of Dover, in the County of Kent, in the State of Delaware 19901. The name of its registered agent at that address is National Corporate Research, Ltd.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

     FOURTH: The Corporation’s existence shall terminate on November 15, 2010 (the “Termination Date”) except for the purpose of winding up the Corporation’s affairs and liquidation pursuant to section 278 of the DGCL. In the event that the Corporation submits an Initial Business Combination (as defined in Article Sixth below) to its stockholders for a vote pursuant to Article Sixth, paragraph A, it shall submit this provision to its stockholders concurrently for amendment to permit the Corporation’s continued existence. This provision may only be amended in connection with, and become effective upon, the consummation of the Initial Business Combination.

     FIFTH: The Corporation is authorized to issue a total of 41,000,000 shares, consisting of two classes of stock, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock the Corporation is authorized to issue is 40,000,000, with a par value of $0.001 per share. The total number of shares of Preferred Stock the Corporation is authorized to issue is 1,000,000, with a par value of $0.0001 per share.

A.	Preferred Stock. The Board of Directors may from time to time issue shares of Preferred Stock in one or more series and without stockholder approval. The Board of Directors may fix for each series it is authorized to issue such voting rights, full or limited, and such designations, powers, preferences and relative participating, optional or other special rights and any qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

B.	Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall possess exclusively all voting power, and each share of Common Stock shall have one vote.

     SIXTH: Paragraphs A through I below shall apply during the period commencing upon consummation of the Corporation’s initial public offering (the “IPO”) and terminating upon consummation of any Initial Business Combination, and may not be amended during the “Target Business Acquisition Period” without the affirmative vote of at least 80% of the voting power of the outstanding Common Stock of the Corporation.

     An “Initial Business Combination” shall mean the acquisition or the acquisition of control by the Corporation of one or more operating businesses having their primary operations in Asia through a merger, stock exchange, asset acquisition, reorganization or similar business combination or contractual arrangements, (the “Target Business” or “Target Businesses”) having, individually or collectively, a fair market value equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting discounts and commissions) at the time of such acquisition. Any acquisition of multiple Target Businesses shall occur simultaneously. The Corporation may acquire less than 100% of the interests or assets of the Target Business but will not acquire less than a controlling interest, which would be at least 51% of the voting securities of the Target Business.

     The “Target Business Acquisition Period” shall mean the period from the consummation of the IPO up to and including the earlier to occur of (i) an Initial Business Combination or (ii) the Termination Date.

      “IPO Shares” shall mean such shares issued in connection with the Corporation’s IPO.

     The “Trust Account” shall mean the trust account established by the Corporation in connection with the consummation of its IPO and into which the Corporation will deposit a designated portion of the net proceeds from the IPO, including any amount that is or will be due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) to be entered into with the underwriters of the IPO.

     “Fair market value” for purposes of this Article Sixth shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential gross margins, the values of comparable businesses, earnings and cash flow, and book value. If the Corporation’s Board of Directors is not able to determine independently that the Target Business has a sufficient fair market value to meet the threshold criterion, it will obtain an opinion in that regard from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority. The Corporation is not required to obtain an opinion from an investment banking firm as to the fair market value of the business if its Board of Directors independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion.

A.	Prior to the consummation of any Initial Business Combination, the Corporation shall submit the Initial Business Combination to its stockholders for approval regardless of

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whether the Initial Business Combination is of a type that normally would require such stockholder approval under the DGCL. In addition to any other vote of stockholders of the Corporation required under applicable law or listing agreement, the Corporation may consummate the Initial Business Combination only if (i) approved by a majority of the IPO Shares voted at a duly held stockholders meeting (ii) stockholders owning no more than 33.33% (minus one share) of the IPO Shares vote cumulatively against the Initial Business Combination and the Extended Period (as defined below) and exercise their conversion rights described in paragraph D below and (iii) Article Fourth is amended to allow for the Corporation’s continued existence.

B.	In the event that the Corporation does not consummate an Initial Business Combination within 18 months after the consummation of the IPO and no letter of intent, agreement in principle or definitive agreement to consummate an Initial Business Combination has been executed (the “Eighteen Month Acquisition Date”), the officers of the Corporation shall take all action necessary to dissolve and liquidate the Corporation within 60 days of the Eighteen Month Acquisition Date and shall not engage in any other business activities. In the event that the Corporation does not consummate an Initial Business Combination within 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement an principle or a definitive agreement to consummate an Initial Business Combination was executed but no Initial Business Combination was executed within such 24 month period and the Extended Period (as defined below) is not submitted or approved, as applicable (the “Twenty-Four Month Acquisition Date” and the later of the Twenty-Four Month Acquisition Date and the Eighteen Month Acquisition Date being referred to as the “Initial Acquisition Date”), the officers of the Corporation shall take all action necessary to dissolve and liquidate the Corporation within 60 days of the Twenty-Four Month Acquisition Date and shall not engage in any other business activities. In the event that the Board anticipates that the Corporation may not be able to consummate an Initial Business Combination within 24 months of the IPO, the Board may take all such action necessary to extend the time period within which the Corporation may complete the Initial Business Combination to 36 months (the “Extended Period”) in accordance with paragraph C below.

C.	If the Board of Director’s anticipates that the Corporation may not be able to consummate an Initial Business Combination within 24 months after the Consummation of the IPO and determines that the Extended Period is advisable in their judgment, a resolution to that effect shall be adopted by a majority of the whole Board of Directors, and the officers of the Corporation shall cause notice to be mailed to each stockholder of the Corporation entitled to vote thereon of the adoption of such resolution and of a meeting of stockholders of the Corporation to take action upon such resolution in accordance with the DGCL (the “Extension Meeting”). To the fullest extent permitted by law and regardless of whether such action is of a type which normally would require such stockholder approval under the DGCL or other applicable law, the Board of Directors shall also submit a plan of distribution meeting the requirements of Section 281(b) of the DGCL (a “Plan of Distribution”) to its stockholders for approval at the Extension Meeting. In addition to any other vote of stockholders of the Corporation required under applicable law or listing agreement, the Corporation may extend the time period within which the Corporation may complete the Initial Business Combination to 36 months only

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if approved by a majority of the IPO Shares voted at the Extension Meeting and stockholders owning no more than 33.33% (minus one share) of the IPO Shares vote against the Extended Period and exercise their conversion rights described in paragraph D below.

D.	In the event that an Initial Business Combination or the Extended Period is approved in accordance with paragraphs A, B or C above, and the Initial Business Combination is consummated by the Corporation or the Extended Period is approved, stockholders holding IPO Shares who exercised their conversion rights and voted against the Initial Business Combination or the Extended Period may, subject to the availability of lawful funds therefor, demand that the Corporation convert their IPO Shares to cash at a per- share conversion price equal to (i) the aggregate amount then in the Trust Account (before payment of Deferred Underwriting Compensation and including accrued interest, net of any income taxes payable on such interest, which shall be paid from the Trust Account, and net of interest income earned on the Trust Account balance previously released to the Corporation to fund working capital requirements and net of any income taxes payable on such interest, which shall be paid from the Trust Account), calculated, in the case of the Initial Business Combination, as of two business days prior to the proposed consummation of the Initial Business Combination, and in the case of the Extended Period, as of the date of the Extension Meeting, divided by (ii) the number of shares of Common Stock sold in the IPO outstanding at that date (including shares sold pursuant to the exercise of the over-allotment option, if any).

E.	In the event that the Corporation has not completed the Initial Business Combination by the Initial Acquisition Date and if applicable the Extended Period has not been approved, the Board of Directors shall submit a Plan of Distribution to its stockholders for approval and the corporation shall not engage in any other business activities. If the Extended Period has been adopted and the Corporation does not consummate an Initial Business Combination by the Termination Date, all amounts in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising from the Corporation’s plan of dissolution and distribution, including costs of liquidating the Corporation, shall be distributed on a pro rata basis to holders of the IPO Shares. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares. If the Extended Period is approved and holders of 33.33% or more of the IPO Shares do not elect to redeem their shares in connection with the vote for the Extended Period, and we are unable to consummate our Initial Business Combination within the Extended Period, as soon as practicable thereafter the Corporation will adopt a plan of distribution in accordance with Section 281(b) of the DGCL.

F.	A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event: (i) of a liquidation of the Corporation; (ii) that the Corporation does not consummate an Initial Business Combination by the Termination Date; or (iii) such holder demands conversion of its shares in accordance with paragraph D above. Except as may be required under applicable law, in no other circumstances shall any holder of shares of Common Stock have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

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G.	Unless and until the Corporation has consummated an Initial Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition or control through contractual arrangements or similar transaction or otherwise. The Corporation will not enter into an Initial Business Combination with any entity (i) that is an affiliate of any of our officers or directors, (ii) in which any of our officers or directors owns any of such entity's outstanding common equity securities, (iii) in which any fund managed by our officers or directors has a financial interest or (iv) in which any of our officers or directors has an investment in debt or preferred stock and such entity is in default on any of its debt or preferred stock instruments.

H.	The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) for the payment of the Corporation’s income tax liability associated with the interest income earned on the proceeds held in the Trust Account, (ii) for the release of interest income to the Corporation to fund the Corporation’s working capital requirements, (iii) in connection with an Initial Business Combination or thereafter, including the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, (iv) upon the Corporation’s liquidation or (v) as otherwise set forth herein.

I.	Between the date of consummation of the IPO and the date of consummation of the Initial Business Combination, the Corporation will not issue any additional shares of capital stock, rights, warrants, options or other securities convertible into shares of capital stock of the Corporation, except (a) as part of the consideration for the Initial Business Combination, provided that any such securities shall be issued only on the date on which such Initial Business Combination is consummated, and, provided further, that any such shares of capital stock issued as part of the consideration for such Initial Business Combination shall be of a different class of stock than the Common Stock issued in connection with the IPO and shall not (i) participate in liquidating distributions of the Trust Account or (ii) vote on the approval of any Initial Business Combination or the extension of the Termination Date or (b) upon the exercise of any rights, warrants or options issued by the Corporation.

     SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.	The number of directors of the Corporation shall be such as from time to time shall be fixed and determined by resolution of the Board of Directors. Election of directors need not be by ballot unless the Bylaws so provide.

B.	The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

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C.	The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote at such meeting (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

D.	In addition to the powers and authorities granted hereby or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such By-law had not been made.

E.	Except as may otherwise be provided in the Certificate of Incorporation (including any Preferred Stock Designation), any vacancy in the Board of Directors, whether arising from death, resignation, removal, an increase in the number of directors or any other cause, may be filled by the vote of a majority of the directors then in office, though less than a quorum by the sole remaining director or by the stockholders. Each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor shall have been elected and qualified.

     EIGHTH: The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A.	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.	The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such

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officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

     NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation. This Article Ninth is subject to the requirements set forth in Article Sixth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Sixth.

     TENTH: Subject to the provisions set forth in Article Fourth and Sixth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

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     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of the 15th day of November, 2007.

By: /s/ Paul K. Kelly
Name: Paul Kelly Title: Chief Executive Officer

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